As filed with the Securities and Exchange Commission on July 23, 2004. Registration No. 33-46171

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CODORUS VALLEY BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2428343
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)

Codorus Valley Corporate Center	Larry J. Miller, President
105 Leader Heights Road, P.O. Box 2887	and Chief Executive Officer
York, Pennsylvania 17405-2887	CODORUS VALLEY BANCORP, INC.
717-747-1519	Codorus Valley Corporate Center
(Address, including zip code, and telephone	105 Leader Heights Road, P. O. Box 2887
number, including area code, of Registrant’s	York, Pennsylvania 17405-2887
principal executive offices)	717-747-1519
(Name, address, including zip code
telephone number, including area code,
of agent for service)

With Copies To:

Nicholas Bybel, Jr., Esq.

SHUMAKER WILLIAMS, P.C.

Harrisburg, Pennsylvania 17108

     Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Post-Effective Amendment No. 4 to the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [    ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

PROSPECTUS

CODORUS VALLEY BANCORP, INC.

Dividend Reinvestment and Stock Purchase Plan

Cusip No. 192025 10 4

50,000 Shares of Common Stock

$2.50 Par Value

This Prospectus relates to 50,000 shares of the $2.50 par value common stock of Codorus Valley Bancorp, Inc. which may be issued under the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) which Plan was adopted on February 25, 1992, and amended on December 16, 1994, January 12, 1999 and July 22, 2004. This amendment has been filed to reflect the designation of a new Plan Administrator and new services for participants. The shares in the Plan are subject to the terms of a shareholder rights plan. The shareholder rights plan provides for a dividend distribution of rights to purchase shares of the Corporation’s common stock upon the occurrence of certain events.

The Plan provides shareholders of the Corporation’s common stock with a simple and convenient method of investing cash dividends in additional shares of common stock. Shareholders who elect to enroll in the Plan (“participants”) will, if they so desire, direct any cash dividends paid on their shares of common stock toward automatic investment in additional shares of common stock. The Plan also provides each participant with a convenient and economical way to voluntarily purchase additional shares of common stock within the limitations provided in the Plan.

Shares acquired for the Plan will be purchased in the open market, in negotiated transactions or from the Corporation. The purchase price of shares purchased from the Corporation will be the fair market value per share, as defined, at the purchase date. As of July 22, 2004, the market price of the Corporation’s common stock was $18.96. The purchase price of shares purchased in the open market or in negotiated transactions will be the price paid for the shares, excluding all fees, brokerage commissions and expenses. Shareholders who do not elect to participate in the Plan will receive dividends, as declared and paid, by check.

The Corporation is listed on the NASDAQ National Market System under the symbol “CVLY.”

Reference is made to the “Explanation of Dividend Reinvestment and Stock Purchase Plan” section, which is considered part of this Prospectus, for further information on the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 2 for a discussion of various factors that shareholders should consider about an investment in our common stock.

The date of this Prospectus is July 23, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

EXPLANATION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN	6

Purpose	6
Advantages	6
Administration	7
Participation	8
Purchases	8
Voluntary Cash Payments	10
Reports to Participants	12
Voting Rights	12
Federal Income Tax Information	13
Withdrawal of Shares from Plan Accounts	14
Termination of Participation	14
Certificates for Shares	15
Other Stock Information	16

USE OF PROCEEDS	17

EXPERTS	17

LEGAL MATTERS	18

AVAILABLE INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

i

PROSPECTUS SUMMARY

The Corporation

Codorus Valley Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Corporation was formed in 1986 for the purpose of becoming the parent holding company of PeoplesBank, A Codorus Valley Company, formerly named Peoples Bank of Glen Rock (the “Bank”). The formation was effective March 2, 1987. The Bank, a state-chartered institution, is a full service commercial bank and provides a wide range of services to individuals and small to medium-sized businesses in its York County, Pennsylvania market area.

The principal executive offices of the Corporation are located at Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania  17405-2887. The telephone number of the Corporation is (717) 747-1519.

The Offering; The Plan; Use of Proceeds

The securities offered hereby are a maximum of 50,000 shares of the Corporation’s common stock, par value $2.50 per share. The purpose of the offering is to provide holders of the Corporation’s common stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of common stock, without incurring brokerage commissions, through the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

Detailed information concerning the Plan is provided under “Explanation of the Dividend Reinvestment and Stock Purchase Plan,” which should be reviewed carefully.

Shares may be acquired for issuance pursuant to the Plan through open market purchases, through negotiated transactions or from the Corporation. Open market purchases will be made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses, which commissions and expenses will be paid by the Corporation. The Corporation will receive none of the proceeds from shares acquired for issuance pursuant to the Plan unless the acquisitions involve the purchase of shares from the Corporation. To the extent any shares are purchased from the Corporation, the proceeds of such sales will be added to the general funds of the Corporation and will be available for its general corporate purposes, including working capital requirements and contributions to the Corporation’s banking subsidiary to support its anticipated growth and expansion.

RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for current Corporation shareholders. Nothing in this Prospectus represents a recommendation by the Corporation or anyone else that a person buy or sell the Corporation’s common stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in the Corporation’s common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this Prospectus, before you decide whether to purchase Codorus Valley Bancorp, Inc. common stock.

You will have a minimal influence on shareholder decisions.

Together, our directors and executive officers beneficially hold 147,304 shares, representing 4.9% of the total number of shares outstanding as of July 20, 2004. Further, this percentage of ownership could increase, if our directors and officers participate in the Plan. Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Possible future sales of our common stock by our directors and executive officers could cause the market value of our common stock to decline.

Sales of additional shares of our stock, or the perception that shares may be sold, could negatively affect the market price of our stock.

Our issuance of additional shares of common stock could dilute or depress the value of your shares.

The Corporation’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The issuance of additional stock within these limits will not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the corporation’s stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

Our ability to pay dividends to our shareholders is also subject to and limited by certain legal and regulatory restrictions.

The trading market for our common stock is not active.

There is a limited public market for the Corporation’s common stock. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

Our Articles of Incorporation and bylaws contain certain provisions that enhance the ability of our board of directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry .

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Changes in interest rates could make us less profitable.

Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial change in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. We may experience losses by reason of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

We determine the adequacy of our allowance of loan losses by considering various factors, including:

•

An analysis of the risk characteristics of various classifications of loans;

•

Previous loan loss experience;

•

Specific loans that would have loan loss potential;

•

Delinquency trends;

•

Estimated fair value of the underlying collateral;

•

Current economic conditions;

•

The view of our regulators; and

•

Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in eastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in eastern Pennsylvania, the value of the real estate collateral securing the corporation’s loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

Common stock

You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to 3 decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends.

The Plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by our Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as declared. We cannot provide any assurance whether, or at what rate, we will continue to pay dividends.

[INTENTIONALLY LEFT BLANK]

EXPLANATION OF THE DIVIDEND REINVESTMENT

AND STOCK PURCHASE PLAN

An explanation of the Plan follows. The Plan is contained in a written Plan instrument, a copy of which is maintained at the offices of the Corporation, as well as at the offices of the Plan Administrator identified in Answer Number 3 below. In the event of any inconsistency between that Plan instrument and this explanation, the Plan instrument will control.

Purpose

1.

What is the purpose of the Plan?

The purpose of the Plan is to provide holders of the Corporation’s common stock with a convenient and economical method of investing cash dividends payable upon their common stock and voluntary cash payments in additional shares of common stock. To the extent that the additional shares are purchased directly from the Corporation under the Plan, the Corporation will receive additional funds for its general corporate purposes.

Advantages

2.

What are the advantages of the Plan?

Participation in the Plan offers a number of advantages:

•

The Plan enables the shareholders to acquire additional shares of common stock without the payment of brokerage commissions.

•

The Plan provides shareholders of the Corporation with the opportunity to reinvest their dividends automatically in additional shares of common stock. The Plan also provides shareholders with the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of common stock without the payment of any service charges or brokerage commissions.

•

Participants may deposit their physically held common stock certificate(s), at no cost, with the Plan Administrator.

•

Participants’ funds will be fully utilized through the crediting of fractional shares of stock to their accounts under the Plan. Because the shares of stock held under the Plan are held in “book entry” form, participants avoid cumbersome safekeeping and record keeping costs through the free custodial and reporting services furnished under the Plan.

•

Participants will receive periodic statements of the transactions for their accounts under the Plan.

Administration

3.

Who administers the Plan for participants?

Wells Fargo Bank, N.A. will administer the Plan as agent for the participants (the “Plan Administrator”). In such capacity, the Plan Administrator will send periodic statements of account to participants and perform other administrative duties relating to the Plan. Shares purchased for a participant under the Plan will be held by the Plan Administrator and registered in its name or the name of its nominee.

Any notices, questions or other communications relating to the Plan should include the participant’s account number and should be addressed to one of the following:

Plan Requests should be mailed to:

Wells Fargo Shareowner Services

P. O. Box 64856

St. Paul, MN  55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, MN  55075-1139

Written Requests to:

Wells Fargo Shareowner Services

P. O. Box 64854

St. Paul, MN  55164-0854

General Information:

Fax:  1-651-450-4085

Tel:   1-800-468-9716

Tel:   1-651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Internet:

www.wellsfargo.com/shareownerservices

Participation

4.

Who is eligible to participate in the Plan?

Generally, holders of common stock of the Corporation will be eligible to participate in the Plan. However, the Corporation may refuse to offer the Plan to various shareholders of the Corporation for any reason, including for the reason that the state in which the shareholder resides may require registration, qualification or exemption of the common stock to be issued under the Plan, or registration or qualification of the Corporation or any of its officers or employees as a broker, dealer, salesman or agent. Also, persons, other than the Bank or the Bank’s Trust Department, who beneficially own four percent (4%) or more of the Corporation’s common stock are prohibited from enrolling in the Plan. Participants, other than the Bank or the Bank’s Trust Department, who become beneficial owners of four percent (4%) or more of the Corporation’s common stock will be terminated from further participation in the Plan.

Subject to the limitations in the paragraph immediately above and without limiting the generality of this statement, participants in the Plan may make voluntary cash payments of not less than One Hundred Dollars ($100.00) per payment or more than Three Thousand Dollars ($3,000.00) per quarter. See Number 14 below.

5.

How does an eligible shareholder become a participant in the Plan?

Any eligible shareholder may join the Plan at any time by completing and signing the authorization form included with this Prospectus and returning it to the Plan Administrator. Additional authorization forms may be obtained at any time from the Plan Administrator. A properly completed authorization form must be received before a dividend record date in order for the dividends payable on that date to be reinvested in the Corporation’s common stock under the Plan.

6.

Must a shareholder authorize dividend reinvestment on a minimum number of shares?

No. There is no minimum number of shares required for participation in the Plan. However, a shareholder may participate in the Plan only with respect to all of his or her shares of the Corporation’s common stock; that is, a shareholder may not participate in the Plan with respect to fewer than all of his or her shares of common stock.

Purchases

7.

How are shares of common stock acquired under the Plan?

Cash dividends payable upon the Corporation’s common stock held by persons participating in the Plan will be paid to the Plan Administrator. The dividends paid to the Plan Administrator will not include any applicable taxes withheld by the Corporation. The Plan Administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent (the “Plan Purchasing Agent”), which will be a broker-dealer registered under the Securities Exchange Act of 1934 and may be a bank, trust company, brokerage firm, or other independent fiduciary, as selected by the Plan Administrator. The Plan Purchasing Agent will use the funds to purchase shares of the Corporation’s common stock on the open market for the Plan accounts of the participants. Alternatively, the Plan Administrator will acquire shares directly from the Corporation or pursuant to certain negotiated transactions. A combination of the foregoing methods may be used as the Corporation directs. In any event, each participant’s account will be credited with a pro rata share of such purchased shares.  Shares purchased from the Corporation will be its authorized but unissued shares of its common stock.

8.

When will shares of common stock be purchased under the Plan?

Purchases of shares of common stock will be made as soon as reasonably possible after the applicable investment date, but not more than thirty (30) days after such date.

Voluntary cash payments will be accepted for investment, and will be invested only in connection with a dividend payment date. Because participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding voluntary cash payments for extended periods of time prior to investing them, participants are strongly encouraged to submit their voluntary cash payments as near as possible to the applicable dividend payment date. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Plan Administrator no earlier than thirty (30) days prior to the corresponding dividend payment date, allowing adequate time for the checks or other drafts to clear prior to the corresponding dividend payment date. Historically, the Corporation has declared regular, quarterly cash dividends to shareholders of record as of the fourth Tuesday of each of January, April, July and October and has paid the dividends two weeks after the respective record date.

Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

9.

What will be the price of stock purchased under the Plan?

For purchases of shares of common stock on the open market or in negotiated transactions, the purchase price will be the pro rata share of the prices actually paid for the shares (excluding brokerage commissions, if any) at the time such purchases are made. For shares of common stock purchased by the Plan Administrator directly from the Corporation, the purchase price will be the fair market value of the stock as of the applicable investment date. The common stock is currently listed in the National Market System of the Association of Securities Dealers Automated Quotation System (“NASDAQ”). As long as the common stock is listed in the NASDAQ National Market System, the fair market value shall be the average of the highest and lowest trading prices per share for the Stock on the applicable date or, if no trade occurred in the National Market System on that date, the average of the highest and lowest trading prices per share for the stock on the next day on which the stock was traded on the National Market System. During the time that the Corporation’s common stock is not listed or traded on an established stock exchange or in the NASDAQ National Market System, or quoted by NASDAQ, the fair market value of the stock will be the average of the lowest bid and asked quoted prices per share of the common stock on the applicable investment date, as reported by one or more brokerage firms selected by the Plan Administrator, which then make a market in the Corporation’s common stock.  If there are no such bid and asked quotations on that date, the quoted per share price (or average quoted per share prices, if several) reported on the applicable investment date, whether bid or asked, will be used.

10.

How many shares will be purchased for participants?

The number of shares that will be purchased for each participant will depend upon the amount of cash dividends to be reinvested for the participant, the amount of any voluntary cash payments and the fair market value and/or actual trading price of the shares purchased. Each participant’s account will be credited with the whole and fractional shares (calculated to three (3) decimal places) equal to the pro rata amount invested for the respective participant, divided by the applicable purchase price per share. The applicable purchase price per share will be the total amount of dividends invested divided by the total shares purchased.

11.

Will dividends on shares in participants’ accounts be used to purchase shares?

Yes. Dividends subsequently paid on shares that have been purchased under the Plan will also be used to purchase the Corporation’s common stock, thereby compounding each participant’s investment. Fractional shares held under the Plan for a participant’s account will receive dividends in the same way as a whole share, but in proportion to the size of the fractional share.

12.

Are there any expenses to participants in connection with purchases under the Plan?

The Corporation will pay all costs of administration of the Plan. The Corporation will also pay all brokerage fees incurred pursuant to purchases of common stock made under the Plan.

Voluntary Cash Payments

13.

Who will be eligible to make voluntary cash payments?

All holders of common stock who elect to have dividends reinvested and who are eligible to participate in accordance with the provisions of this Plan may also elect to make voluntary cash payments.

14.

What are the limitations on voluntary cash payments?

Participants are strongly encouraged to submit any voluntary cash payments as near as possible to the applicable dividend payment date (See Number 8 above). Voluntary cash payments received too early or too late will be returned to participants.

Voluntary cash payments may not be less than One Hundred Dollars ($100.00) per payment or total more than Three Thousand Dollars ($3,000.00) per quarter. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

15.

How does the voluntary cash payment option work?

A voluntary cash payment may be made by enclosing a check with the executed Authorization Form (for new participants) or by forwarding a check to the Plan Administrator using the transaction request form that will accompany each statement of account. Checks should be made payable to “Wells Fargo Bank, N.A.” and should include the participant’s name, address, bank account number and taxpayer identification number. Additional payment forms may be obtained from the Plan Administrator.

Any voluntary cash payment received by the Plan Administrator within the period described in Numbers 8 and 14 above will be applied to the purchase of shares of common stock on the following investment date at a price determined in accordance with the provisions of the Plan. No interest will be paid on voluntary cash payments held by the Plan Administrator prior to the respective investment date.

Any optional cash payment will be returned upon request provided Wells Fargo Shareholder Services receives the request on or before the second business day prior to the date on which it is to be invested.

The Plan’s custodial service permits the participant to deposit all physically held certificate(s) in their possession with the Bank for safekeeping. Deposited shares represented by Common Stock certificates will be converted to book-entry and transferred in the name of the Wells Fargo, or its nominee name as agent for the participants in the Plan, and will be credited to the Participant’s Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan. Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered insured for at least 2% of the current market value. Please do not endorse certificates.

16.

May participants have cash contributions to the Plan withdrawn from a checking or savings account?

A new automatic cash investment service is now available for participants. The service is a convenient, no-cost method through which participants may make voluntary cash contributions to the Plan by having money automatically withdrawn from a designated United States checking or savings account each quarter and invested in the participant’s account.

Through the Plan’s automatic deduction feature, participants may elect to invest additional funds in the Corporation’s common stock through optional cash payments, processed through electronic funds transfer and withdrawn automatically from a participant’s predesignated bank account. To invest additional funds by automatic deduction, participants must first complete and sign an Automatic Deduction Form and return the form to Wells Fargo Bank, N.A.

Automatic Deduction Forms are available upon request from the Plan Administrator.  Once the automatic quarterly deduction option is initiated, funds will be drawn from the participant’s designated United States bank account on or about five business days preceding the dividend payment date of each quarter and will be invested in common stock, beginning on the investment date.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, Wells Fargo Bank, N.A. will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. Wells Fargo Bank, N.A. may sell other shares in the account to recover a $25.00 returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary, to cover any market loss incurred by Wells Fargo Bank, N.A.

Forms will be processed and will become effective as promptly as practicable. Participants may change the designated account for automatic deduction or discontinue this feature by written instruction to the Plan Administrator. To be effective with respect to a particular investment date, your change or termination request must be received by Wells Fargo at least 15 business days prior to the investment date.

Reports to Participants

17.

What reports will be sent to participants in the Plan?

Each participant will receive periodic statements of account showing the following: the amount of dividends invested for the participant; the amount of voluntary cash payments made by the participant; any taxes withheld; the net amount invested; the amount of brokerage fees paid on behalf of the participant; the number of shares of stock purchased; the price per share; and the total number of shares accumulated for the participant under the Plan. These statements will serve as a record of the transactions for the participant under the Plan and should be retained for income tax purposes. Each participant will also receive the same communications sent to all other persons holding common stock of the Corporation, as well as Internal Revenue Service information for reporting dividend income received.

Voting Rights

18.

How will a participant’s shares be voted at meetings of shareholders?

For each meeting of the Corporation’s shareholders, each participant will receive  proxy materials which will enable him or her to direct the Plan Administrator, as record holder, to vote whole shares and fractional interests credited to his or her Plan account. Shares held by the Plan Administrator for the account of a participant who does not properly return a proxy will not be voted. Participants will vote shares registered in their own names directly or by proxy, as they have done in the past.

Federal Income Tax Information

19.

What are the federal income tax consequences of participating in the Plan?

For federal income tax purposes, a participant in the Plan will be treated as having received on the dividend payment date the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes or invested in additional shares of common stock pursuant to the Plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant’s behalf. The per share tax basis of shares acquired for a participant under the Plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date and will include the amount of brokerage commissions paid on behalf of the participant.

The holding period for shares acquired pursuant to the Plan will begin on the day after the date the shares are acquired for a participant’s account. In the case of any participant as to whom federal income tax withholding on dividends is required, and in the case of a foreign participant whose taxable income under the Plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant’s account, either upon the participant’s withdrawal of those shares from the Plan or upon termination of participation in the Plan. A participant who sells or exchanges shares previously received from the Plan or who directs the Plan Administrator to sell his or her Plan shares may, however, recognize gain or loss. A participant also will recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the participant’s account upon termination of participation in the Plan. The amount of gain or loss in either case will be the difference between the amount the participant receives for the Plan shares or fractional share and the participant’s tax basis in such shares or fractional share.

Participants who purchase common stock under the Plan with voluntary cash payments should not be required to recognize income in connection with the purchases, aside from the commissions and other brokerage expenses paid on behalf of the participant which amounts will be taxable. The tax basis of shares purchased under these circumstances will be equal to the purchase price, adjusted for the amount of commission expenses paid on behalf of participants. The holding period for the shares commences on the day after the shares are acquired.

The foregoing summary is based upon an interpretation of current federal income tax laws and assumes that dividends paid by the Corporation will be from its earnings and profits. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE TAX CONSEQUENCES, WHICH MAY RESULT FROM PARTICIPATION IN THE PLAN AND ANY SUBSEQUENT DISPOSAL OF SHARES ACQUIRED PURSUANT TO THE PLAN.

Withdrawal of Shares from Plan Accounts

20.

How may a participant withdraw shares purchased under the Plan?

A participant may withdraw all or a portion of the whole shares of common stock credited to his or her account by notifying the Plan Administrator in writing to that effect and by specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of common stock so withdrawn from the Plan will be registered in the name of the participant and mailed to the participant’s address of record. No certificates for fractional shares will be issued under any circumstance.  Any notice of withdrawal received from a participant after a dividend record date will not be effective until the participant’s dividends paid on that date have been reinvested and the shares credited to the participant’s account.

Dividends on shares withdrawn from a participant’s account will continue to be reinvested unless the participant otherwise notifies the Plan Administrator in writing. A participant who withdraws all of the whole and fractional shares from his or her account will be treated as having terminated participation in the Plan.

21.

May a participant elect to have the withdrawn shares sold?

Yes. A participant may request in writing to the Plan Administrator or by telephoning, if the participant has previously authorized automated privileges, the Plan Administrator to sell the shares being withdrawn from the Plan account. Participants should specify in their notice of withdrawal the number of shares to be sold. The Plan Administrator will direct the Plan Purchasing Agent to execute a sale order for the shares and provide for the sale of shares within thirty (30) days of receipt of the notice. Further, the Plan Purchasing Agent will deliver to the participant a check for the proceeds of the sale, less any brokerage commissions, applicable withholding taxes incurred in connection with the sale. If a participant submits a request to sell all or part of the participant’s Plan shares and the participant requests net proceeds to be automatically deposited to a bank checking or saving account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will be ignored and a check for the net proceeds will be issued. A request for shares to be sold must be signed by all persons in whose names the account appears.

Termination of Participation

22.

How does a participant terminate participation in the Plan?

A participant may terminate his or her participation in the Plan at any time by sending written notice in a form satisfactory to the Plan Administrator. A participant can terminate participation in the Plan at any time. Upon termination of participation in the Plan, unless a request on a Plan transaction request form that some or all of the Plan shares be sold, the Plan administrator will issue to the participant a physical certificate for the full Plan shares in the participant’s account. If the request to terminate participation in the Plan is received on or after a dividend record date, but before the dividend payment date, the termination will be processed as soon as practicable, and a separate dividend check will be mailed to the participant. Future dividends will be paid in cash, unless the participant rejoins the Plan. A written request for termination should be signed by authorized signers as it appears on their account statement. To be effective with respect to a particular investment date, a change or termination request must be received by Wells Fargo at least 15 business days prior to the investment. If the participant prefers, Wells Fargo will sell all the full Plan shares and deliver the proceeds, less any brokerage commissions and service fees. In every case, the participant’s interest in a fractional share will be settled in cash at the current market value. If the participant requests to transfer all shares in the Plan account between a dividend record date and payable date, a transfer request will be processed; however, the Plan account will not be terminated. The participant may request additional dividend reinvestment shares, which will require the participant to submit a written request to transfer the additional shares. A check representing any uninvested dividends and voluntary cash payments held by the Plan Administrator for the participant under the Plan and a check in lieu of the issuance of any fractional share based on the then current net price or market value per share of the Corporation’s common stock will be issued.

23.

May a participant request shares to be sold?

Yes. A participant who is terminating participation in the Plan may request in writing that all of the shares in his or her account, both whole and fractional, be sold. The request must be signed by each person in whose name the Plan account appears. If such a sale is requested, the Plan Administrator will direct the Plan Purchasing Agent to proceed in the same manner as set forth in paragraph 21.

Certificates for Shares

24.

Will certificates be issued for shares purchased under the Plan?

Generally not. Certificates for shares purchased for a participant’s account under the Plan will not be issued unless the participant:

i.

requests in writing that the Plan Administrator issue a certificate;

ii.

withdraws shares from his or her Plan account; or

iii.

terminates his or her participation in the Plan and does not request that shares be sold on his or her behalf.

25.

In whose name will shares be registered when certificates are issued to participants?

Certificates will be issued in the name or names that appear on the participant’s account under the Plan. If a participant requests a certificate to be registered in a name other than that shown on the account, the request must be signed by all persons in whose names the account appears, with signatures Medallion guaranteed and accompanied by such other documentation as the Plan Administrator may require.

Other Information

26.

May a participant pledge shares held under the Plan or transfer rights under the Plan?

No. Shares credited to a participant’s account under the Plan may not be pledged or assigned, nor may any rights or interests under the Plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. A participant who wishes to pledge or assign his or her shares held under the Plan must withdraw those shares from the Plan.

27.

What happens if a participant sells or transfers all of the shares of common stock registered in his or her name?

A participant who no longer has shares of the Corporation’s common stock will no longer participate in the Plan. A participant may continue to participate in the Plan as long as the Plan Administrator holds at least one whole share for the participant’s account under the Plan.

28.

What happens if the Corporation declares a stock dividend or a stock split?

If the Corporation declares a stock dividend or effects a stock split, any shares resulting from the stock dividend or stock split with respect to common stock in a participant’s account will be adjusted to give effect to the split. In such event, the number of shares available for issuance under the Plan shall likewise be adjusted. The Corporation has paid stock splits at various times in the past.

29.

May the Plan be modified or terminated?

Yes. The Corporation reserves the right to suspend, modify or terminate the Plan at any time. Participants will receive notice of any suspension, termination or material modification of the Plan. The Corporation also reserves the right to terminate, at its sole discretion, any shareholder’s participation in the Plan at any time. The Corporation or Plan Administrator may adopt rules and regulations from time to time to facilitate the administration of the Plan.

At the direction of the Corporation, the Plan Administrator can terminate your participation in the Plan if the participant does not own at least one full share in the participant’s name or held through the Plan.

30.

What are the liabilities of the Corporation or the Plan Administrator under the Plan?

The Corporation and the Plan Administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a participant’s account upon his or her death, and (b) with respect to the prices at which shares of the Corporation’s common stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of common stock on the open market or from the Corporation, fluctuations in the market value of the common stock, and (c) any matters relating to the operation or management of the Plan.

31.

Fees

Transaction or Plan Service Fees
Certificate Deposit	Corporation paid
Certificate Issuance	Corporation paid

Investment Fees
via optional cash investment	Corporation paid
via automatic withdrawal	Corporation paid
via dividend reinvestment	Corporation paid
purchase commission	Corporation paid

Sale Fees
Service fee	$5.00 per transaction
Sale commission	$0.08 per share

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year
These fees may change from time to time or the Corporation may incur additional fees for various reasons.

USE OF PROCEEDS

The Corporation does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Corporation, and not in the open market, the Corporation intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation’s subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds.

EXPERTS

The Corporation’s consolidated financial statements, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Beard Miller Company LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the report given upon the authority of the firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of common stock covered hereby has been passed upon for the Corporation by Shumaker Williams, P.C., Special Counsel.

AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Corporation may be read and copied at the SEC’s Public Reference Rooms at the following locations: SEC Headquarters, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and the Midwest Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from any of these public reference sections of the SEC at prescribed rates. Information on the operation of the SEC’s Public Reference Rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. You may obtain copies without charge, by submitting a written request to the Treasuer, Codorus Valley Bancorp, Inc., 105 Leader Heights Road, York, PA 17403. You may also view these documents on our website at www.peoplesbanknet.com, click on the Codorus Valley Bancorp, Inc. link, and then click on Securities and Exchange Commission link. In addition, Codorus Valley Bancorp, Inc. is listed in the Nasdaq National Market System under the trading symbol “CVLY.”  Reports and other information concerning the Corporation may be inspected at The Nasdaq Stock Market, Inc.

This Prospectus constitutes a part of a Registration Statement filed by the Corporation with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), relating to the common stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation and the common stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the securities to which this Prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.  Neither delivery of this Prospectus nor any sale of securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs or condition of the Corporation since the date hereof, or that the information contained herein is correct as of any time subsequent to the date hereof.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Corporation with the SEC (Periodic Report File

No. 0-15536) are hereby incorporated by reference in this Prospectus:

(a)

Annual Report on Form 10-K for the year ended December 31, 2003;

(b)

The Corporation’s quarterly reports on Form 10-Q for the quarter ended March 31, 2004; and

(c)

The description of the Corporation’s common stock that appears on pages 27-32 of the Corporation’s Prospectus, filed with the SEC on November 18, 1986, which forms a part of the Corporation’s Registration Statement No. 33-10257 on Form S-4; and page 3 of the Corporation’s Rights Agreement filed as Exhibit 4 with the SEC on March 31, 2001, which forms a part of the Corporation’s Current Report on Form 8-K.

All reports filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Corporation will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the documents mentioned above, including any exhibits that are specifically incorporated by reference in any of the above documents. These documents will be provided upon written or oral request at no charge. Requests for such copies should be addressed to Treasurer, Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania 17405-2887 (telephone number (717) 747-1502).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The general corporate law of the Commonwealth of Pennsylvania as applicable to the corporation, together with the corporation’s bylaws, provides the corporation’s officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The corporation’s officers and directors are entitled to indemnification if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the corporation provided that such action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Officers and directors of the corporation are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the corporation pursuant to the provisions described above, the corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other expenses of issuance and distribution

N/A

Item 15.

Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), (15 Pa. C.S.A. §§1741-1750) provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

Section 1721 of the BCL (relating to the Board of Directors) declares that unless otherwise provided by statute or in a by-law adopted by the shareholders, all powers enumerated in Section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

Section 1712 of the BCL provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1)

one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(2)

counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

(3)

a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

Section 1716 also states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 1712. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

Moreover, Section 1713 addresses the personal liability of directors and states that if a by-law adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

(1)

the director has breached or failed to perform the duties of his office under this section; and

(2)

the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The provisions discussed above shall not apply to:

(1)

the responsibility or liability of a director pursuant to any criminal statute; or

(2)

the liability of a director for the payment of taxes pursuant to local, state or federal law.

Finally, Section 1714 states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

(1)

by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)

if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)

by the shareholders.

Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the bylaws, advancement of expenses shall be authorized by the Board of Directors. Sections 1728 (relating to interested directors or officers; quorum) and 2538 (relating to approval of transactions with interested shareholders) shall not be applicable to the advancement of expenses under this section.

Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1746 further declares that indemnification under any by-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

Articles 23 and 24 of the By-laws of the Registrant provides a broad range of indemnification for its officers and directors. In essence, officers and directors will be indemnified for any act committed while in the course of their association with the Registrant provided that the act was in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Registrant. Officers and directors will be presumed to be entitled to indemnification, absent branches of fiduciary duty, lack of good faith or self-dealing and shall be entitled to indemnification unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

Item 16.

Exhibits

Exhibit 4(a)

Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended

Exhibit 4(b)

Codorus Valley Bancorp, Inc. Rights Agreement (incorporated by reference to the Corporation’s Current Report on Form 8-K, filed with the SEC on March 29, 2001)

Exhibit 5

Opinion of Shumaker Williams, P.C., Special Counsel to the Corporation

Exhibit 23(a)

Consent of Beard Miller Company LLP

Exhibit 23(b)

Consent of Shumaker Williams, P.C. (included as part of Exhibit 5)

Exhibit 24

Power of Attorney (included on signature page)*

Exhibit 99(a)

Form of Dividend Reinvestment and Stock Purchase Plan Authorization Form

Exhibit 99(b)

Form of Automatic Deduction Form

*Previously filed.

Item 17.

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purposes of determining any liability under the Section Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of York, Commonwealth of Pennsylvania on July 23, 2004.

CODORUS VALLEY BANCORP, INC.

By:

/s/ Larry J. Miller

Larry J. Miller, President and Chief

  Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Capacity

Date

/s/ George A. Trout, D.D.S.

Chairman of the Board

July 23, 2004

George A. Trout, D.D.S

 and Director

/s/ Larry J. Miller

President and Chief

July 23, 2004

Larry J. Miller

 Executive Officer and

(Principal Executive Officer)

 Director

/s/ Jann Allen Weaver

Chief Financial and

July 23, 2004

Jann Allen Weaver

Accounting Officer

(Principal Financial and Accounting Officer)

/s/ D. Reed Anderson

Director

July 23, 2004

D. Reed Anderson, Esquire

/s/ M. Carol Druck

Director

July 23, 2004

M. Carol Druck

/s/ MacGregor S. Jones

Director

July 23, 2004

MacGregor S. Jones

/s/ Barry A. Keller

Director

July 23, 2004

Barry A. Keller

/s/ Rodney L. Krebs

Director

July 23, 2004

Rodney L. Krebs

/s/ Dallas L. Smith

Director

July 23, 2004

Dallas L. Smith

/s/ Donald H. Warner

Director

July 23, 2004

Donald H. Warner

EXHIBIT INDEX

Exhibit 4(a)

Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan as amended

Exhibit 4(b)

Codorus Valley Bancorp, Inc. Rights Agreement (incorporated by reference to the Corporation’s Current Report on Form 8-K, filed with the SEC on March 29, 2001

Exhibit 5

Opinion of Shumaker Williams, P.C., Special Counsel to the Corporation

Exhibit 23(a)

Consent of Beard Miller Company LLP

Exhibit 23(b)

Consent of Shumaker Williams, P.C. (included as part of Exhibit 5)

Exhibit 24

Power of Attorney (included on signature page)*

Exhibit 99(a)

Form of Dividend Reinvestment and Stock Purchase Plan Authorization Form

Exhibit 99(b)

Form of Automatic Deduction Form

*Previously filed.